United States Securities and Exchange Commission

Washington, D.C. 20549

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FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934 Date of Report: January 15, 2008

Commission File No. 0-8117

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CHURCH LOANS & INVESTMENTS TRUST	®

(Exact name of registrant as specified in its charter)

Texas	75-6030254
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5305 W Interstate 40, Amarillo, Texas	79106-4759
(Address of principal executive office)	(Zip Code)

(806) 358-3666
(Issuer’s telephone number including area code)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a special meeting of the Board of Trust Managers held on January 7, 2008 called for the purpose of electing one or more new members to the Board of Trust Managers pursuant to the Bylaws of the Trust, the Board of Trust Managers elected Stephen W. Myers and E. Stan Morris, Jr. as Trust Managers, subject to their acceptance of such election.

Mr. Myers has accepted election to the Board of Trust Managers and has, therefore, agreed to serve.

Mr. Morris is awaiting approval of the Executive Committee of Brown, Graham & Company, P.C., his employer, in order to serve.  Assuming that the Executive Committee of Brown, Graham & Company, P.C. approves, Mr. Morris intends to accept such election and serve as a Trust Manager of the Trust.

Mr. Myers is a resident of Amarillo, Texas and is the principal owner and President of Turnkey Computer Systems, LLC, a computer software provider with an emphasis in the cattle feeding industry.

Mr. Morris is also a resident of Amarillo, Texas and is a certified public accountant and an employee of the public accounting firm of Brown, Graham & Company, P.C.

There are no arrangements or agreements between the new Trust Managers, the Trust or any other person pursuant to which such persons were selected to serve as a Trust Manager.

At this time, the new Trust Managers have not been named to any of the committees of the Board of Trust Managers.

As regard to transactions of the Trust and the new Trust Managers, Mr. Myers holds a Master Note owing by the Trust to Mr. Myers in the approximate amount of $160,000.  The terms of Master Note owing to Mr. Myers is the same as Master Notes entered into with other unrelated persons except as to the amount thereof.

There is no material plan, contract or arrangement to which either Mr. Myers or Mr. Morris is a party or in which either Mr. Myers or Mr. Morris participates that involves the Trust or the selection of Mr. Myers or Mr. Morris to the Board of Trust Managers.

Neither Mr. Myers nor Mr. Morris are the subject of any material compensatory plan, contract or arrangement with the Trust.

As a result of the addition of Mr. Myers to the Board of Trust Managers, the Trust Managers, effective as of January 8, 2008, has the requisite number of Trust Managers to transact business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHURCH LOANS & INVESTMENTS TRUST

By:	/S/ B. R. McMorries
B.R. McMorries, Chairman of the Board of Trust Managers
Date:	January 15, 2008